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                                                                    EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Stockholders of
    Healthy Planet Products, Inc.

We consent to the incorporation by reference in the registration statement of Healthy Planet Products, Inc. on Form S-8 (File No. 33-84740) of our report dated February 12, 1999, on our audits of the balance sheet of Healthy Planet Products, Inc. as of December 31, 1998, and the related statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1998, which report is included in this Annual Report on Form 10-KSB.



                                                /s/ Moss Adams LLP


Santa Rosa, California
March 30, 1999